Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Registration Statements No. 333-127264 and No. 333-148236 and No. 333-188592) of our report, dated March 27, 2014 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheets of Nephros, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows in the two year period ended December 31, 2013.

/s/ Rothstein Kass

Roseland, New Jersey
March 28, 2014